Exhibit 99.1

FOR IMMEDIATE RELEASE

Quality Distribution, Inc. Announces Appointment of Gary R. Enzor as President

TAMPA, Fla. – November 9, 2005 – Quality Distribution, Inc. (the “Company”) (Nasdaq: QLTY) today reported the appointment of Gary R. Enzor as President.

Mr. Enzor is currently Chief Operating Officer of Quality Distribution. He will continue in that role as well as assume the duties of President. Prior to joining the Quality organization, Mr. Enzor was Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. Prior to Swift, Mr. Enzor served as the Vice President & CFO of Honeywell Aerospace Electronic Systems. He also held management positions at Dell Computer.

“Gary is a high energy, operations-oriented financial executive. His years of experience as chief financial officer of a large public company strengthen his ability to focus on the financial impact of our operations. He also understands the value of excellent market data in driving sales performance. His experiences in other industries help us with alternative perspectives. As COO, Gary has had a positive impact on our operations. I am sure that he will further our initiatives in his new role,” said Chairman and CEO Jerry Detter. “We are very pleased that Gary has agreed to accept this position.”

Mr. Enzor assumes the role of President from Mr. Detter, who continues as Chairman of the Board and Chief Executive Officer.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and TransPlastics, a division of Quality Carriers, and through its affiliates and owners-operators, manages approximately 3,500 tractors and 7,400 trailers. The Company provides bulk transportation and related services and freight brokerage. It also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This news release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Gerald L. Detter
Chairman and CEO
800-282-2031 ext. 7366